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                                                                    EXHIBIT 5.01

                               PATRICK A. REARDON
                                 ATTORNEY-AT-LAW

201 MAIN STREET                                        TELEPHONE: (817) 348-8801
SUITE 585                                            TELECOPIER:  (817) 348-8804
FORT WORTH, TEXAS 76102                           E-MAIL: PARFWLAW@EMAIL.MSN.COM



                                December 5, 2000

United Heritage Corporation
P.O. Box 1956
Cleburne, Texas 76033-1956

                  Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

         I render this opinion as counsel to United Heritage Corporation, a Utah corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of an additional 5,000,000 shares (the "Shares") of the Company's common stock, $0.001 par value per share (the "Common Stock"), issuable upon the exercise of options granted pursuant to the 2000 Stock Option Plan of United Heritage Corporation (the "2000 Plan"). The Shares are being registered pursuant to a registration statement on Form S-8 to be filed with the Securities and Exchange Commission on or about December 5, 2000 (the "Registration Statement").

         In connection with this opinion, I have examined such documents and records of the Company and such statutes, regulations, and other instruments and certificates, as I have deemed necessary or advisable for the purposes of this opinion. I have assumed that all signatures on all documents presented to me are genuine, that all documents submitted to me as originals are accurate and complete, and that all documents submitted to me as copies are true and correct copies of the originals thereof. I have also relied upon such certificates of public officials, corporate agents and officers of the Company and such other certifications with respect to the accuracy of material factual matters contained therein which were not independently established.

         In addition, I have assumed that, when the Board of Directors of the Company sets the exercise prices for options to purchase Shares pursuant to the 2000 Plan, the Board of Directors will determine that the consideration to be received is adequate as required by Section 16-10a-621(4) of the Utah Revised Business Corporation Act.

         I am only admitted to practice in the State of Texas. In rendering this opinion, however, I have reviewed provisions that I deem pertinent of the Utah Revised Business Corporation Act, as contained in an unofficial compilation of that law.

         Based on the foregoing, I am of the opinion that the Shares will be, if and when issued and paid for in accordance with the 2000 Plan, validly issued, fully paid and nonassessable, and assuming the Company maintains an adequate number of authorized but unissued shares of common stock available for such issuance, and further assuming that the consideration actually received by the Company for the Shares exceeds the par value thereof.

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                      Sequentially Numbered Pages Per Rule 403(d): Page 18 of 26

         I consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                       Sincerely yours,


                                       Patrick A. Reardon

PAR